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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Greg Keeley, Penford Products
(319) 398-3700


                 UNION REJECTS FIVE-YEAR PENFORD CONTRACT OFFER
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                 UNION WORKFORCE SAYS "NO" TO MORE THAN $40/HOUR
           TOTAL COMPENSATION, INCLUDING DOUBLE PAY FOR REGULAR SHIFT
                WORK ON SUNDAYS, AND A $4,000 RATIFICATION BONUS


CEDAR RAPIDS, IA, August 1, 2004 - Penford Products today announced that the 145 members of Bakery, Confectionary, Tobacco Workers and Grain Millers (BCTGM), Local 100G rejected a five-year contract offer made by the company on July 28 and are on strike. The company's last, best and final offer included wage increases totaling 7.5% over the five years, continued double-pay for regularly scheduled shift work on Sundays, a $4,000 ratification bonus and increased insurance coverage. The company's salaried workforce began operating the plant this morning at 6AM, and all operations are running smoothly. Penford's three potato starch plants are not affected by the walkout.

         In making the announcement, Greg Keeley, president of Penford Products, said, "We are deeply disappointed that the members have chosen to reject the company's last, best and final offer. This offer not only would have strengthened our ability to compete in the intensely competitive North American industrial starch markets, but also would have continued to make Penford bargaining unit employees among the best compensated workforce in the Cedar Rapids area." In addition to total compensation for the average employee of more than $40 per hour, including continued double-time pay for regular-shift work on Sundays, union members rejected a $4,000 ratification bonus.

         "The Industrial Starch Division has been working very hard to control costs throughout its operations, and we're making considerable progress in every area, except bargaining unit labor costs," said Keeley, citing more than $10 million in annualized savings during the past five years. "We can no longer support one of the industry's highest-paid workforces. Unless we can



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control our future labor costs, we will be unable to compete effectively and maintain the customer base that makes these good jobs possible."

         "Like every prudent employer faced with the potential for a labor dispute, Penford put detailed contingency plans in place to continue providing our customers with the high-quality products they want and need from us," said Keeley. Initially, Penford is operating the plant with supervisory and salaried employees, and will add temporary replacements to help meet production needs. In closing, Keeley indicated that, while the company is willing to listen to union proposals, it does not anticipate a quick return to the bargaining table.


ABOUT PENFORD CORPORATION:
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products.

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